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                                                                   EXHIBIT 10.20


                       SECOND AMENDMENT TO OFFICE LEASE


     THIS AMENDMENT made this 8th day of April, 1997, (the "Amendment") by and between CONTINENTAL TERRACE CORPORATION, a Texas corporation, hereinafter referred to as "Lessor", and PEERLESS SYSTEMS, INC., a Delaware corporation, hereinafter referred to as "Lessee".


                             W I T N E S S E T H:

     WHEREAS, Lessee entered into a certain Office Lease ("Lease"), dated February 6, 1992, with Lessor leasing certain premises together with appurtenances in Continental Park, commonly known as 2361-2381 ROSECRANS AVENUE, El Segundo, California; and,

     WHEREAS, said Lease was amended in certain particulars by a Letter Amendment, dated March 31, 1992, and by a second agreement, dated July 29, 1992, and by a First Amendment to Office Lease, dated December 1, 1995; and

     WHEREAS, Continental Terrace Corporation is successor in interest to Continental Development Corporation; and

     WHEREAS, Lessor and Lessee are desirous of amending said Lease by this Second Amendment to Office Lease in the manner set forth below.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, Lessor and Lessee hereby agree to amend said Lease as follows:

     1.  TERM

         The Term in Paragraph 1.5 of the Lease, as amended, shall be extended for three (3) years and nine (9) months, terminating December 31, 2004.

     2.  ADDITIONAL DEMISED PREMISES

         (a) Suite 475, consisting of 1,763 rentable square feet, is hereby added to the Premises effective as of the date such premises become available or April 1, 1997, whichever is later.

         (b) Suites 450 and 460 consisting of 12,683 rentable square feet shall be added to the Premises effective as of June 15, 1997, or the date the present tenant in such premises has vacated, whichever is the later to occur.

         (c) Suite 495 consisting of 2,872 rentable square feet shall be added to the Premises effective as of the date such premises becomes available, but in any event, no later than by December 31, 1997. See Paragraph 7 below.

The description of the Premises (appearing in Paragraph 1.2 and depicted in Exhibits "A" and "AA") in the Lease is hereby modified by the addition of said Suites 475, 450, 460 and 495 on and as of the effective dates as set forth in this paragraph 2. Also upon such effective dates, the size of the Premises shall be increased by the additional square feet shown for each additional suite so added and all amounts of rent payable by Lessee to Lessor which are based upon rentable square feet shall be automatically adjusted based upon such new square footage. A depiction of the additional premises added hereby is shown in Exhibit "A-2" which is attached hereto and made a part hereof and shall supplement Exhibits "A" and "AA" of the Lease.

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     3.    BASE RENTAL

The Base Rental set forth in Paragraph 1.6 of the Lease, as amended, shall be increased as follows:

             (a) For the Premises existing as of the date of this Amendment the Base Rental shall be increased starting on April 1, 2001 through September 30, 2002 to $1.75 per rentable square foot. Beginning October 1, 2002 through December 31, 2004, the Base Rental shall be increased to $1.85 per rentable square foot.

             (b) The Base Rental for the additional Premises, Suite 475, shall be equal to $1.60 per rentable square foot from the date of delivery through March 31, 2001 and increase to $1.75 per rentable square foot as of April 1, 2001 through September 30, 2002. Beginning October 1, 2002 through December 31, 2004, the Base Rental shall be increased to $1.85 per rentable square foot.

             (c) The Base Rental for the Additional Premises, Suites 450 and 460, shall be equal to $0.00 per rentable square foot from June 15, 1997 or the date the present tenant in such premises has vacated whichever is the later to occur through December 31, 1997 and shall be increased to $1.60 per rentable square foot as of January 1, 1998 through March 31, 2001. As of April 1, 2001 through September 30, 2002, the Base Rental shall be increased to $1.75 per rentable square foot and beginning October 1, 2002 through December 31, 2004, the Base Rental shall be increased to $1.85 per rentable square foot.

             (d) The Base Rental for the Additional Premises, Suite 495, shall be equal to $1.60 per rentable square foot from delivery through March 31, 2001. The Base Rental shall be increased to $1.75 per rentable square foot from April 1, 2001 through September 30, 2002 and beginning October 1, 2002, through December 31, 2004, the Base Rental shall be increase to $1.85 per rentable square foot.

     4.    LESSEE IMPROVEMENT ALLOWANCE

     Lessee shall receive an allowance for improvements to Suites 450, 460 and 475 in the amount of $192,615.00 ($15.00 per usable square foot) and for Suite 495 in the amount of $20,424.00 ($8.00 per usable square foot) at the time upon completion of the Lessee Improvements.

     5.    REFURBISHMENT

     Lessor shall, if and when Lessee has committed in writing to occupy those premises which would give Lessee occupancy of the entire 4th floor, replace the carpet in the main corridor of 2361 Rosecrans and replace the wall covering and paint elevator doors and surrounding casements, as nearly as possible, to match the colors of such items on the 4th floor of 2381 Rosecrans as part of the final improvements to be made to any of the suites described herein.

     6.    PARKING

     Lessee shall be entitled to four (4) parking permits per 1,000 usable square feet of the Premises (comprised of the original Premises, the first expansion of the original Premises, and the expansion pursuant hereto) of which up to thirty (30) may be reserved permits. Lessee shall be entitled to these spaces as of the date hereof. The current rates in effect as of the date hereof for such permits are $45.00 each and $65.00 each for non-reserved and reserved, respectively. See Exhibit "A" attached hereto which by this reference is made a part hereof.

     7.    EXPANSION SPACE

     Lessee hereby gives notice to Lessor to notify Lessee of the amount of any and all costs and expenses which would be incurred in relocating the now current lessee in Suite 495. Lessee shall

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then have five (5) business days to review and approve any such costs.  If
Lessee approves of such costs and expenses which costs and expenses shall include but not be limited to special improvements, installations of telephone, data and computer wiring, broker commissions, rent differential, printing of stationery and related items, and moving, Lessee shall have the option to pay such costs and expenses as they arise or aggregate them and amortize them monthly over the then remaining Term of the Lease at the interest rate of 9% per year. Payments would be due and payable monthly at the same time as the rent and would be defined as Rent. If Lessee fails to approve the costs and expenses within such five (5) business day period, then Lessee's option to expand shall thereupon expire and be of no further force or effect.

     8.    SIGNAGE

           Subject to compliance with all Laws, Lessee shall have the right to install a sign on the top facia of the 2361 Rosecrans Building facing east onto Rosecrans Avenue. Lessee shall pay all costs of the sign including but not limited to the costs of design, engineering, fabrication, delivery and installation of such sign. This right must be exercised by Lessee, if at all, within one hundred twenty (120) days from and after the date hereof. The installation of the sign shall be completed within one hundred eighty (180) days thereafter. In the event Lessee shall fail to meet either of these requirements, its right to such sign shall terminate and be of no further force or effect. The sign's size, design, specifications and exact location shall be subject to the express approval of the Lessor. At Lessee's sole cost and expense, at all times during the Term and any extension thereof, Lessee shall be solely responsible for maintaining such sign in a first-class condition and good repair. Lessor shall have the right at any time after the sign is installed to move such sign to a location on the south east facade of the Building facing Aviation Boulevard. All costs to relocate the sign shall be paid by Lessor.

     9.    EXPANSION

     In addition to those rights of Lessee set forth in the First Amendment to Office Lease, dated December 1, 1995, when Lessee shall desire to expand its Premises into premises in buildings in Continental Park other than the Building, it shall give written notice thereof to Lessor and Lessor shall forthwith notify Lessee of the availability of space into which Lessee could expand. Within five
(5) days after Lessee receives Lessor's notice, Lessee shall notify Lessor of its intent to expand, which notice shall specify the amount and location of the space Lessee desires from that space which Lessor's notice has indicated is available for such expansion. If Lessee fails to so notify Lessor within such period then thereafter Lessor shall have the right to lease any such available space to any person or entity including Lessee, as the case may be.

     10.   EFFECTIVE DATE

           This Amendment shall take effect as of April 8, 1997.

     11.   BROKERAGE

           Lessee represents that Lessee has dealt with no broker in connection with this modification of the Lease except for Lee & Associates, and that insofar as Lessee knows, no other broker negotiated this modification of Lease or is entitled to any commission in connection therewith.

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     IN WITNESS WHEREOF, Lessor and Lessee have caused this Second Amendment to
Office Lease to be executed on the day and year first above written.


CONTINENTAL TERRACE                       PEERLESS SYSTEMS, INC.
 CORPORATION

LESSOR                                    LESSEE


 /s/ Richard C. Lundquist             By: /s/ Hoshi Printer
-------------------------------           ------------------------
Richard C. Lundquist, President           Hoshi Printer,
                                          Chief Financial Officer,
                                          Vice President/Finance &
                                          Administration



 /s/ Leonard E. Blakesley, Jr.
------------------------------------
Leonard E. Blakesley, Jr., Secretary

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